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Exhibit 99.(a)(1)(L)

        Supplement No. 1

DATED JUNE 13, 2002 TO
OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
DATED MAY 20, 2002

        PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
HAVING AN EXERCISE PRICE OF MORE THAN $2.00

THE OFFER EXPIRES AT 5:00 P.M., EASTERN DAYLIGHT TIME,
ON JUNE 18, 2002, UNLESS THE OFFER IS EXTENDED

Primus Telecommunications Group, Incorporated ("Primus" or the "Company") is offering employees (including officers) of the Company (each an "Eligible Participant") the opportunity to exchange all outstanding stock options with exercise prices per share greater than $2.00 (the "Eligible Options") granted under the Company's Stock Option Plan (the "Plan") for replacement options (the "Replacement Options") to purchase shares of the Company's common stock ("Common Stock").

We are making this offer upon the terms and subject to the conditions described in the Offer to Exchange Outstanding Options dated May 20, 2002 (the "Offer to Exchange"), as amended by this Supplement No. 1 and as amended from time to time (the "Amended Offer").

You should direct questions about this Offer to Exchange, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Danielle Saunders via e-mail at dsaunders@primustel.com or by telephone at (703) 902-2800 or SiSi Cheng via e-mail at scheng@primustel.com or by telephone at (703) 394-5951.

INTRODUCTORY STATEMENT

The following information amends and supplements our Offer to Exchange dated May 20, 2002. Pursuant to this Supplement No, 1, we are amending and restating the information discussed below. Except to the extent expressly set forth herein, this Supplement No. 1 does not alter the terms and conditions previously set forth in the Offer to Exchange and should be read in conjunction with the Offer to Exchange.

Question 4 under "Summary of Terms" of the Offer to Exchange is amended and restated in its entirety, as set forth below. A new Question 22 under "Summary of Terms" of the Offer to Exchange and the answer thereto is set forth below:

Q4.  WHO CAN PARTICIPATE IN THE EXCHANGE?

  You can elect to surrender for cancellation any Eligible Options and receive Replacement Options if you are an Eligible Participant on December 19, 2002. Eligible Options that are properly elected for exchange and not withdrawn before the expiration date will be cancelled following 5:00 p.m. Eastern Daylight Time on June 18, 2002 (or a later date if Primus extends the offer). Termination of your employment or service with the Company on or before December 19, 2002, will automatically revoke any election that you make to participate in this program, and you will not be entitled to receive a return of any of the options that you elected to exchange.

Q22.  WHAT HAPPENS IF PRIMUS IS ACQUIRED?

  If Primus is acquired prior to expiration of the Offer, Participants may withdraw Eligible Options that they have elected to exchange and have the rights afforded to them under the existing agreements evidencing those options.

  If Primus is acquired after your Eligible Options have been accepted and cancelled but prior to the date the Replacement Options have been granted, Primus would require the acquiring corporation to honor our obligation to grant new options. These acquiring company replacement options would be granted on the Replacement Option grant date, but they would be options to purchase shares of the acquiring corporation. For example, if we were acquired by means of a merger, the number of shares subject to your new option for shares of the acquiring corporation would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger, and the exercise price would be equal to the market price of the acquiring corporation's stock on the replacement grant date.

Section 5 of the Offer to Exchange entitled "Acceptance of Options for Exchange and Cancellation and Issuance of Replacement Options" is amended and restated in its entirety, as set forth below:

On the terms and subject to the conditions of this Offer, promptly following the expiration date, we will (i) accept or return the Eligible Options for exchange and (ii) cancel all options properly elected for exchange and not validly withdrawn before the expiration date. Eligible Options that are properly elected for exchange and not withdrawn before the expiration date will be cancelled following 5:00 p.m. Eastern Daylight Time on June 18, 2002 (or a later date if Primus extends the offer). The Replacement Options will be granted on December 19, 2002 (or a later date if Primus extends the Offer).

Your Replacement Option will represent the same total number of option shares of all Eligible Options that you exchange, as set forth in detail in Section 1. If you are not continuously employed by or in service with Primus through the date the Replacement Options are granted, you will not be eligible to receive a Replacement Option, and you will not be entitled to receive a return of any of the options that you elected to exchange. In addition, no portion of a Replacement Option will be exercisable until it vests. We will give you prompt notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the expiration date. We will notify you on or prior to June 18, 2002 (or a later expiration date if Primus extends the Offer) if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. After we accept Eligible Options for exchange and cancellation, we will send each optionholder who accepted the Offer a letter confirming the Replacement Option that we will grant to the optionholder.

The second full paragraph of Section 6 of the Offer to Exchange entitled "Conditions of the Offer" is amended and restated in its entirety, as follows:

The conditions to the Offer are for our benefit and may not be asserted by an Eligible Participant as a condition to the surrender of any Eligible Option. We may assert the conditions to the Offer in our discretion before the expiration date, and we exclusively may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer.

The first paragraph of Section 9 of the Offer to Exchange entitled "Interests of Officers Regarding the Offer to Exchange; Transactions and Arrangements Involving the Options" is amended and restated in its entirety, as follows:

A list of our directors and executive officers and Eligible Options held by our executive officers is contained in Schedule A attached to this Offer to Exchange. Non-employee Directors will not be eligible to exchange their options pursuant to the Offer and none of such options shall constitute an Eligible Option. As of May 17, 2002, our executive officers (six (6) persons) as a group held stock options to purchase a total of 2,366,461 shares of our Common Stock (collectively, the "Insider Options"), and all of such executive officers have indicated an intention to exchange all Insider Options. This represented approximately 39% of the shares subject to all options granted under the Plan as of that date. Schedule A lists information for each individual listed therein confirming the number of Eligible Options held by each executive officer.

The following new paragraph is added to Section 9 of the Offer to Exchange entitled "Information About Primus" as set forth below:

        As explained in greater detail in the Company's SEC filings incorporated herein by reference and elsewhere herein and in the Offer to Exchange, the Company and/or its subsidiaries evaluate on a continuing basis, depending on market conditions and the outcome of future events described therein, the most efficient use of the Company's capital, including purchasing, refinancing or otherwise retiring certain of the Company's outstanding debt, debt exchanges, restructuring of obligations, financings, capital expenditure investments in the Company's network, systems and lines of business, and issuances of securities in the open market or by other means to the extent permitted by its existing debt covenant restrictions. As a result, there could be potential significant issuances of our capital stock in the near future. In addition, as described in the Company's SEC filings incorporated by reference herein, the Company recently migrated the listing of our Common Stock from the Nasdaq National Market to the Nasdaq Small Cap Market; however, the Company's Common Stock may be subject to further delisting and could trade in the future on the OTC Bulletin Board.

Except as otherwise referenced above or described herein, in the Offer to Exchange, or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

  •
  a purchase or sale of a material amount of our assets or any subsidiary's assets;

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  •
  any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

  •
  any other material change in our corporate structure or business;

  •
  our common stock not being authorized for trading on the Nasdaq Small Cap Market;

  •
  our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

  •
  the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

  •
  the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the Plan; or

  •
  a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of the Company.

Section 16 of the Offer to Exchange entitled "Risk Factors" is amended and restated in its entirety as follows:

Information concerning Company risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In addition, there are risks concerning the Offer that include risks associated with participating in the Offer, as well as risks associated with the failure to participate in the Offer. For instance, if an eligible employee participates in the Offer, participants will be subject to market risk, since the exercise price will be set for a Replacement Option on the date that is six months and one day from the expiration date, and it is therefore possible that (1) the exercise price for the Replacement Option could be higher than the exercise price of an existing Eligible Option, (2) the exercise price for the Replacement Option could be higher than the exercise price the participant envisioned at the time of tender or as of the expiration date, and/or (3) a participant may ultimately realize in the future a lesser amount of gain, if any, upon exercise, when comparing the exercise price, and the lesser number of shares that may be purchased upon exercise, of the Replacement Option to the exercise price and number of shares that may be purchased pursuant to Eligible Options. Conversely, there are risks associated with a failure to participate in the Offer, including the possibility that (1) the exercise price for a Replacement Option could turn out to be lower than the exercise price of an existing Eligible Option, (2) the exercise price for a Replacement Option could turn out to be lower than the exercise price the eligible employee envisioned when considering whether to (or not to) tender as of, or prior to, the expiration date, and/or (3) an eligible employee may ultimately realize in the future a lesser amount of gain, or no gain, upon exercise or termination of an Eligible Option, when comparing the exercise price and number of shares that (but for the failure to tender otherwise) could have been purchased upon exercise of what could have been a Replacement Option to the exercise price and number of shares that may be purchased pursuant to the Eligible Option that was not tendered. Because these circumstances involve a great deal of market and other risk, we ask you to consider carefully and consult your personal advisors concerning the Offer.

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  Exhibit 99.(a)(1)(L)